Exhibit 99.1
Nautilus Biotechnology Reports Fourth Quarter and Fiscal Year 2025 Financial Results
SEATTLE, WA, February 26, 2026 – Nautilus Biotechnology, Inc. (NASDAQ: NAUT), a company pioneering a single-molecule proteome analysis platform, today reported financial results for the fourth quarter and fiscal year ended December 31, 2025.

Fourth Quarter 2025 and Fiscal Year 2025 Business Highlights

•Continued progress was made in processing and analyzing Tau proteoform samples from collaborators to support platform validation and expanding scientific publications. Externally generated Tau data measured on the Nautilus Voyager™ platform was presented at the World HUPO conference, and collaborators are advancing results toward submission for publication.
•Further progress was made in the development of a new broadscale assay format including improvements designed to increase probe compatibility, performance, and long-term scalability.
•Launched our Iterative Mapping Early Access Program in January 2026, beginning with Tau proteoforms, enabling select partners to engage with the Nautilus Voyager™ platform and generate data in support of research activities. Initial customer response has been encouraging across academic, nonprofit, and biopharma organizations.
•Initiated a collaboration supported by a research grant from The Michael J. Fox Foundation, in partnership with Weill Cornell Medicine–Qatar, focused on developing proteoform-level assay for alpha-synuclein in Parkinson’s disease research, expanding the Nautilus Voyager™ platform’s proteoform roadmap beyond Tau.
•Unveiled Nautilus Voyager™ platform at US HUPO conference to collaborators and KOLs in support of commercial launch in late 2026.

“In Q4, Nautilus maintained disciplined execution and delivered meaningful progress across our platform development, strategic collaborations, and early commercial engagement aligned with our path toward commercialization in late 2026,” said Sujal Patel, CEO of Nautilus Biotechnology. “Our near-term focus remains on the successful expansion of our Early Access Program, beginning with Tau proteoforms and broadening over time, while continuing to advance our broadscale capabilities. These milestones are important steps toward enabling customers to experience the value of our technology and progressing toward full commercial availability.”
Fourth Quarter 2025 and Fiscal Year 2025 Financial Results
Operating expenses were $15.4 million for the fourth quarter of 2025, a $4.6 million or 23% decrease compared to $20.0 million for the corresponding prior year period. Operating expenses were $66.8 million for the year ended December 31, 2025, a $14.6 million or 18% decrease from $81.5 million for the year ended December 31, 2024. The decrease in operating expenses is attributable to decreased salaries, related benefits and stock-based compensation, operating efficiencies, lower development-related costs, and decrease in in-process research and development expense.
Net loss was $13.8 million for the fourth quarter of 2025, as compared to the net loss of $17.6 million for the corresponding prior year period. Net loss was $59.0 million for the year ended December 31, 2025, as compared to the net loss of $70.8 million for the year ended December 31, 2024.

Cash, cash equivalents, and investments were $156.1 million as of December 31, 2025.

Fiscal Year 2026 Outlook

In 2026, we do not anticipate material revenue from our Early Access Program engagements. We expect operating expenses to increase by approximately 15–20% year over year compared to 2025. Based on our cash, cash equivalents, and investments totaling $156.1 million as of December 31, 2025, we believe we have sufficient resources to fund operations through 2027.

Webcast and Conference Call Information
Nautilus will host a conference call to discuss the fourth quarter and fiscal year 2025 financial results, business developments and outlook before market open on Thursday, February 26, 2026, at 5:30 AM Pacific Time / 8:30 AM Eastern Time. Live audio of the webcast will be available on the “Investors” section of the company website at: www.nautilus.bio.
About Nautilus Biotechnology, Inc.
With its corporate headquarters in Seattle, Washington and its research and development headquarters in San Carlos, California, Nautilus is a development stage life sciences company working to create a platform technology for quantifying and unlocking the complexity of the proteome. Nautilus’ mission is to transform the field of proteomics by democratizing access to the proteome and enabling fundamental advancements across human health and medicine. To learn more about Nautilus, visit www.nautilus.bio
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this press release include, but are not limited to, statements regarding Nautilus’ expectations regarding the company’s business operations, financial performance and results of operations; expectations regarding operating expenses and cash runway; expectations with respect to any revenue timing or projections; expectations with respect to the development required for and the timing of the launch of Nautilus’ product platform and full commercial availability; the functionality and performance of Nautilus’ product platform, its potential impact on providing proteome or proteoform access, pharmaceutical development and drug discovery, expanding research horizons, and enabling scientific explorations and discovery; expectations regarding platform specifications required by potential customers and partners and the timeline for adoption of Nautilus’ platform by researchers; and the present and future capabilities and limitations of emerging proteomics technologies. These statements are based on numerous assumptions concerning the development of Nautilus’ products, target markets, and other current and emerging proteomics technologies, and involve substantial risks, uncertainties and other factors that may cause actual results to be materially different from the information expressed or implied by these forward-looking statements. Risks and uncertainties that could materially affect the accuracy of Nautilus’ assumptions and its ability to achieve the forward-looking statements set forth in this press release include (without limitation) the following: Nautilus’ product platform is not yet commercially available and remains subject to significant scientific and technical development, which is inherently challenging and difficult to predict, particularly with respect to highly novel and complex products such as those being developed by Nautilus. Even if our development efforts are successful, our product platform will require substantial validation of its functionality and utility in life science research. In the course of Nautilus’ scientific and technical development and associated product validation and commercialization, we may experience material delays as a result of unanticipated events. We cannot provide any guarantee or assurance with respect to the outcome of our development, collaboration, and commercialization initiatives or with respect to their associated timelines. For a more detailed description of additional risks and uncertainties facing Nautilus and its development efforts, investors should refer to the information under the caption “Risk Factors” in our Annual Report on Form 10-K to be filed for the year ended December 31, 2025 and our other filings with the SEC. The forward-looking statements in this press release are as of the date of this press release. Except as otherwise required by applicable law, Nautilus disclaims any duty to update any forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.
Disclosure Information

Nautilus uses filings with the Securities and Exchange Commission, its website (www.nautilus.bio), press releases, public conference calls, public webcasts, and its social media accounts as means of disclosing material non-public information and for complying with Regulation FD. Therefore, Nautilus encourages investors, the media, and others interested in Nautilus to review the information it makes public in these locations, as such information could be deemed to be material information.

Media Contact
press@nautilus.bio
Investor Contact
investorrelations@nautilus.bio

Nautilus Biotechnology, Inc. Condensed Consolidated Balance Sheets As of December 31, 2025 and December 31, 2024 (Unaudited)

(in thousands)	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$12,388	$27,646
Short-term investments	91,018	102,247
Prepaid expenses and other current assets	2,557	2,933
Total current assets	105,963	132,826
Property and equipment, net	3,457	4,076
Operating lease right-of-use assets	27,773	28,256
Long-term investments	52,739	76,405
Other long-term assets	1,180	1,180
Total assets	$191,112	$242,743
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$943	$987
Accrued expenses and other liabilities	3,177	2,548
Current portion of operating lease liability	3,832	4,097
Total current liabilities	7,952	7,632
Operating lease liability, net of current portion	26,187	26,381
Total liabilities	34,139	34,013

Stockholders’ equity:
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	488,737	481,679
Accumulated other comprehensive income	243	57
Accumulated deficit	(332,020)	(273,019)
Total stockholders’ equity	156,973	208,730
Total liabilities and stockholders’ equity	$191,112	$242,743

Nautilus Biotechnology, Inc. Condensed Consolidated Statements of Operations Three Months and Year Ended December 31, 2025 and 2024 (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share data)	2025	2024	2025	2024
Operating expenses:
Research and development	$9,575	$12,823	$41,110	$50,477
General and administrative	5,849	7,157	25,727	30,999
Total operating expenses	15,424	19,980	66,837	81,476
Other income (expense):
Interest income	1,654	2,431	7,868	10,780
Other expense	(11)	(45)	(32)	(84)
Total other income	$1,643	$2,386	$7,836	$10,696
Net loss	$(13,781)	$(17,594)	$(59,001)	$(70,780)
Net loss per share attributable to common stockholders, basic and diluted	$(0.11)	$(0.14)	$(0.47)	$(0.56)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	126,369,335	125,796,018	126,256,583	125,426,509

Nautilus Biotechnology, Inc. Consolidated Statements of Cash Flows Year Ended December 31, 2025 and 2024 (Unaudited)

	Year Ended December 31,
(in thousands)	2025	2024
Cash flows from operating activities
Net loss	$(59,001)	$(70,780)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation	6,844	12,701
Amortization of operating lease right-of-use assets	4,712	4,378
Depreciation	1,753	2,059
In-process research and development	—	760
Amortization (accretion) of premiums (discounts) on securities, net	(1,420)	(2,804)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	544	666
Accounts payable	(69)	(578)
Accrued expenses and other liabilities	629	(1,397)
Operating lease liabilities	(4,688)	(4,150)
Net cash used in operating activities	(50,696)	(59,145)
Cash flows from investing activities
Proceeds from maturities of securities	108,991	155,410
Purchases of securities	(72,490)	(86,278)
Purchases of property and equipment	(1,277)	(2,122)
Cash paid in connection with asset acquisition	—	(760)
Net cash provided by investing activities	35,224	66,250
Cash flows from financing activities
Proceeds from exercise of stock options	58	620
Proceeds from issuance of common stock under employee stock purchase plan	156	524
Net cash provided by financing activities	214	1,144
Net increase (decrease) in cash, cash equivalents and restricted cash	(15,258)	8,249

Cash, cash equivalents and restricted cash at beginning of period	28,648	20,399
Cash, cash equivalents and restricted cash at end of period	$13,390	$28,648